BRIDGES INVESTMENT FUND, INC.
                                256 Durham Plaza
                              8401 West Dodge Road
                             Omaha, Nebraska 68114
                                  402-397-4700

                                                       January 25, 1999

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
                                PROXY STATEMENT

To the Shareholders of
 Bridges Investment Fund, Inc.

     The Annual Meeting of the shareholders of Bridges Investment Fund, Inc., a Nebraska corporation, will be held at the office of the corporation in the City of Omaha, State of Nebraska, at 256 Durham Plaza, 8401 West Dodge Road, on February 16, 1999, at 11:00 a.m., Omaha Time, for the following purposes:

     1. To amend Article III, Section 1 of the By-Laws of the Fund to set the number of directors at fourteen persons, refer to
          Section 1 below;

     2. To elect a Board of fourteen (14) Directors, refer to Section 1 below;

     3. To approve or reject the continuance of the investment advisory contract, continuing the employment of Bridges Investment Counsel, Inc. as investment adviser to the Fund for the year ending April 17, 2000, as more fully described in Section 2 below;

     4. For the ratification of the decision by the Board of Directors on October 13, 1998 to appoint KPMG Peat Marwick LLP to conduct the year-end 1998 audit of the Fund's financial statements and to approve or reject the ratification of the selection of KPMG
          Peat Marwick LLP as independent auditors for the Fund for the year ending December 31, 1999.

     5. To transact such other business as may properly come before the meeting.

     This proxy is solicited by the Board of Directors, to be voted at the Annual Meeting or any adjournment thereto. The cost of the Proxy solicitations will be paid by the investment adviser for the Fund. Additional solicitation may be made by mail, personal interview, or telephone and telegraph by Fund personnel, who will not be compensated therefore. The cost of any such additional solicitation will also be paid by the Fund's investment adviser.

     If you do not expect to be present, please sign the enclosed Proxy and mail it to Bridges Investment Fund, Inc., 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114. All valid Proxies obtained will be voted in favor of the election of directors, unless specified to the contrary. With respect to the continuance of the investment advisory contract (Item 3 above), and the ratification of the selection of accountants (Item 4 above), all valid Proxies will be voted in accordance with the designation on the Proxies. If no designation is made, Proxies will be voted in favor of the proposals. Any shareholder has the power to revoke his Proxy at any time prior to the voting thereof by sending a letter to the Fund's office, or by executing a new Proxy. The giving of a Proxy will not affect your right to vote in person if you find it convenient to attend the Meeting. At the beginning of the Meeting, all shareholders in attendance will be given an opportunity to revoke said Proxy and to vote personally on each matter described herein.

     The Board of Directors has fixed the close of business on January 15, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. The transfer books of the Fund will not be closed.

     On January 15, 1999, the Fund had outstanding 1,417,959.910 shares of capital stock, par value $1 per share. After the elimination of fractional shares which are not entitled to be voted, there were 1,417,654 full shares outstanding on January 15, 1999, which are entitled to vote. In the election of directors, each share is entitled to as many votes as there are directors to be elected. Such votes may all be cast for one nominee or distributed among as many nominees and in such proportions as the holder sees fit. In other matters, each share is entitled to one vote, except that fractional shares are not entitled to vote. No person owns of record, and, so far as the management knows, no person owns beneficially more than 10% of the outstanding capital stock of the Fund.

     The Annual Report for the year ended December 31, 1998, mailed simultaneously with this Proxy Statement to the shareholders, includes a statement of assets and liabilities as of December 31, 1998, and a statement of income and expenses for the year ended that date. Any shareholder who desires additional copies may obtain them upon request at the office of the Fund, 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114.

     1 and 2.  By-Law Amendment and Election of Directors

     It is proposed to elect fourteen (14) directors who will serve until the next Annual Meeting of the shareholders and until their successors are elected and qualified. In order to elect fourteen directors, the first sentence in
Article III, Section 1 of the By-Laws of Bridges Investment Fund, Inc. must read: "The number of Directors of the Corporation shall be fourteen." The change to be accomplished by the adoption of the first proposal will be to substitute the word . . . fourteen . . . for the word . . . eleven.

     The persons named in the enclosed Proxy intend to nominate and vote in favor of the election of the nominees listed below, all of whom have consented to serve the term for which they are standing for election. If for any reason any of the nominees shall become unavailable for election, the Proxy will be voted for nominees selected by the management.

     The following information is furnished as to the proposed nominees whose terms of office will run from February 16, 1999, to February 15, 2000:

Frederick N. Backer, Age 66 -- First Became Director in 1979
     *2,442 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Director of the Fund, member of the Audit Committee and the Executive Committee of the Board of Directors of the Fund. Mr. Backer is currently President and general partner of JAT Investments Limited, formerly JAT Corp., a private investment concern that operated a restaurant for twenty-five years. His responsibilities as President of JAT Corp. commenced in August, 1972. During 1998, Mr. Backer had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors and a 0% attendance for the one meeting of the Executive and Audit Committees.

     *2,442 shares are held by U.S. Bank National Association as Custodian for a master plan Individual Retirement Act account for Mr. Backer. Mr. Backer's wife, Marcia S. Backer, has a beneficial interest in 197 shares of an Individual Retirement Act account held by U.S. Bank National Association as Custodian. Mr. Backer's three children, James S. Backer, Ann B. Davids, and Thomas F. Backer hold 2,509, 1,403, and 1,120 shares, respectively, in Individual Retirement Act accounts at U.S. Bank National Association as Custodian. In addition, James, Ann, and Thomas Backer hold 688, 40, and 688 shares, respectively, in their own names, and Thomas holds 340 shares in a Simplified Employee Pension Account. Thus, the total ownership by the Frederick N. Backer family is 9,427 shares.
Mr. Backer is an "interested person" member of the Board of Directors, as defined on page 15.


Edson L. Bridges II, Age 66 -- First Became Director and Officer in 1963
     *27,324 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Chairman and Chief Executive Officer and Director of the Fund and member of the Executive Committee and Audit Committee of the Board of Directors of the Fund. Mr. Bridges became Chairman and Chief Executive Officer of Bridges

Investment Fund, Inc. on April 11, 1997, after serving as President from September 28, 1970 through April 11, 1997. In September, 1959, Mr. Bridges became associated with the predecessor firm to Bridges Investment Counsel, Inc. and is presently the President and Director of that Corporation. Mr. Bridges is also President and Director of Bridges Investor Services, Inc., a company that became Transfer Agent and Dividend Disbursing Agent effective October 1, 1987. Mr. Bridges is also President and Director of Provident Trust Company, chartered to conduct business on March 11, 1992. During 1998, Mr. Bridges had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors. Mr. Bridges also had a 100% attendance record at the Audit Committee and Executive Committee Meetings.

     *13,106 shares are owned in Mr. Bridges' name; 7,666 shares are held by a corporate trustee for the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 3,704 shares represent a beneficial interest in Bridges Investment Counsel, Inc. Pension Trust. These shares represent estimated interests in the Trusts' holding of the Fund's shares; 2,551 shares are held by U.S. Bank National Association as Custodian for master plan Individual Retirement Act and Simplified Employee Pension accounts. In sum, Mr. Bridges has a beneficial interest in 27,027 shares of the Fund. The beneficial ownership interest of Sally S. Bridges, wife; Jennifer B. Hicks, daughter; Robert W. Bridges, son; Edson L. Bridges III, son; Tracy T. Bridges, daughter-in-law, and seven grandchildren are set forth on pages 12 and 13. Mr. Bridges is an affiliated person member of the Board of Directors because he is an officer and director of the Fund and its investment adviser.


Edson L. Bridges III, Age 40 -- First Became Officer in 1985 and Director in 1991
     *8,791 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     President and Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Bridges has been a full-time member of the professional staff of Bridges Investment Counsel, Inc. since August, 1983, and a part-time member from January 1, 1983. Mr. Bridges has been responsible for securities research and the investment management for an expanding base of discretionary management accounts, including the Fund, for more than five years. Mr. Bridges was elected President of Bridges Investment Fund, Inc. on April 11, 1997, and he assumed the position of Portfolio Manager at the close of business on that date. Mr. Bridges became a Director of Stratus Fund, Inc. in October, 1990. Stratus Fund, Inc. is an open-end, regulated investment company located in Lincoln, Nebraska. Mr. Bridges has been Executive Vice President-Investments of Bridges Investment Counsel, Inc. since February, 1993, and he is a Director of that Firm. Mr. Bridges is also an officer and a Director of Bridges Investor Services, Inc. and Provident Trust Company. During 1998, Mr. Bridges had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Executive Committee.

     *Mr. Bridges' ownership is represented by 2,211 shares held in the Bridges Investment Counsel, Inc. Profit Sharing Trust; 1,401 shares held in the Pension Trust of Bridges Investment Counsel, Inc. by the Trustees of these plans; 3,305 shares held in a 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc. and 1,141 shares in an IRA Custodial Account held by U.S. Bank National Association. Mr. Bridges also has a 782 share interest in a family trust described on page 12. Tracy Taylor Bridges, Mr. Bridges' wife, holds 286 shares in an IRA Custodial Account and 11,179 shares in a 401(k) Plan. The total family ownership for Mr. Edson L. Bridges III is 20,349 shares. Mr. Bridges is an affiliated person member of the Board of Directors because he is an officer and director of the Fund and its investment adviser.


N. Phillips Dodge, Jr., Age 62 -- First Became Director in 1983
     *2,332 Shares of Corporation owned beneficially, directly or indirectly or of record on December 31, 1998

     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Dodge is President of N. P. Dodge Company, a leading commercial and residential real estate brokerage concern in the area of Omaha, Nebraska. Mr. Dodge has held this position since July, 1978. Mr. Dodge is also a principal officer and director of a number of subsidiary and affiliated companies in the property management, insurance, and real estate syndication. Mr. Dodge became a Director of Southern California Water Company in April, 1990, and a Director of the Omaha Public Power District as of January 5, 1995, for a six year term. During 1998, Mr. Dodge had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Executive Committee.

     *Mr. Dodge's 2,332 shares are held in an Individual Retirement Act account by U.S. Bank National Association as Custodian. His wife, Kathleen C. Dodge, has a similar account with the identical 2,332 shares. Mr. Dodge's father, N.
P. Dodge, owns 500 shares, and his wife, Virginia L. Dodge, owns 1,956 shares. Therefore, the total Dodge family ownership is 7,120 shares. Mr. Dodge is an "interested person" member of the Board of Directors, as defined on page 15.


John W. Estabrook, Age 71, First Became Director in 1979
     *2,380 Shares of Corporation owned beneficially, directly or indirectly, of record on December 31, 1998

     Director of the Fund and member of the Audit Committee of the Board of Directors of the Fund. Mr. Estabrook was the Chief Administrative Officer of the Nebraska Methodist Hospital and its holding company, Nebraska Methodist

Health System, in Omaha, Nebraska, beginning June, 1959. Effective January 1, 1987, Mr. Estabrook relinquished the position of President of Nebraska Methodist Hospital, assuming the Presidency of the Nebraska Methodist Health System until his retirement on August 31, 1992. During 1998, Mr. Estabrook had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors, and a 100% attendance at the one meeting of the Audit Committee.

     *2,380 shares are held by U.S. Bank National Association as Custodian for a master plan Individual Retirement Act account. Mr. Estabrook's wife, Nancy C. Estabrook, owns 38,002 shares in her own name, and she owns 2,843 shares in an Individual Retirement Act account at U.S. Bank National Association. Mr. Estabrook's son, John C. Estabrook, owns 3,557 shares jointly with his wife, Sharon K. Estabrook; in addition, 1,904 shares each are held in Trusts for John Adam Estabrook and Matthew David Estabrook, grandchildren of John W. Estabrook, for a total of 3,808 shares. Thus, 50,590 total shares are owned by the Estabrook family. Mr. Estabrook is an "interested person" member of the Board of Directors, as defined on page 15.


Jon D. Hoffmaster, Age 51, First Became Director in 1993
     *6,567 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Director of the Fund and member of the Audit Committee of the Board of Directors of the Fund. Mr. Hoffmaster is a Director of infoUSA in Omaha, Nebraska. On August 3, 1998, the infoUSA name was adopted for American Business Information, Inc. He has previously served as President and Chief Operating Officer, Chief Financial Officer of that Company, and Executive Vice President and director since 1987. From 1980 to 1987, Mr. Hoffmaster was President and Chief Executive Officer of First National Bank of Bellevue, Nebraska. InfoUSA is a leading producer of business-to-business marketing information which it supplies from its proprietary database containing information on approximately 10 million businesses in the United States and one million entities in Canada. During 1998, Mr. Hoffmaster had a 60% attendance record at five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Audit Committee.

     *6,567 shares were held in Mr. Hoffmaster's own name on December 31, 1998. 4,804 shares are held in a Money Purchase Plan Trust and 1,763 shares are held by U.S. Bank National Association Custodian for a master plan Individual Retirement Act Rollover Account. Mr. Hoffmaster's daughter, Margaret S. Hoffmaster, holds 491 shares in her own name, and 631 shares are held by Elizabeth O. Hoffmaster, another daughter of Mr. Hoffmaster. Thus, the total Hoffmaster family ownership of the Fund is 7,689 shares. Mr. Hoffmaster is an "interested person" member of the Board of Directors, as defined on page 15.

John J. Koraleski, Age 49, First Became Director in 1995
     *371 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Koraleski is Executive Vice President-Finance of the Union Pacific Railroad Company headquartered in Omaha, Nebraska. Mr. Koraleski was employed by Union Pacific in June, 1972. He has served the railroad in various capacities. He was appointed to his present position in September, 1991. As Chief Financial Officer of the Railroad, Mr. Koraleski is a member of the Railroad's Operating Committee. He heads and manages all financial planning and analysis, tax planning and compliance, and financial reporting for the Railroad and its subsidiaries. He is also responsible for the Railroad's Real Estate Department and is Controller of Union Pacific Corp. and Executive Vice President of the Union Pacific Foundation. Mr. Koraleski is also a Board member of Automated Monitoring and Control International, Inc. (AMCI), a wholly-owned technology firm situated in Omaha, Nebraska. During 1998, Mr. Koraleski had an 80% attendance record for the five regularly scheduled meetings and a 100% attendance at the one meeting of the Executive Committee.

     *371 shares are held in The Koraleski Living Trust (dated 01-18-1991), John
J. Koraleski and Stephanie F. Koraleski, Trustees.


Roger A. Kupka, Age 69, First Became a Director in 1982
     *5,414 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Kupka was the President and Chief Executive Officer of Nebraska Builders Products Co. of Omaha, Nebraska. He held this position from 1969 until November, 1986, when he retired. During the past five years, Mr. Kupka has been Vice Chairman of the Board of Directors of PSI Group, formerly known as Discount Mail Inc., headquartered in Omaha, Nebraska. Mr. Kupka is currently a member of the Board of Directors of PSI Group. In addition, Mr. Kupka serves as President of Kupka, Inc. and President of Micklin Home Improvement Co. All of these companies are located in Omaha, Nebraska. During 1998, Mr. Kupka had a 100% attendance record for the five regularly scheduled meetings of the Board of Directors, and a 100% attendance of the one meeting of the Executive Committee.

     *129 shares were held in Mr. Kupka's own name on December 31, 1998; 4,226 shares are held in a "Rollover" Individual Retirement Act account at the U.S. Bank National Association as Custodian for Mr. Kupka's beneficial interest. In addition, Mr. Kupka owns a regular IRA account with U.S. Bank National Association as Custodian that holds 1,059 shares. Mr. Kupka's wife, Dorothy J. Kupka, has a beneficial interest of 1,680 shares in an IRA account at U.S. Bank

National Association. Consequently, the entire Kupka family ownership of the Fund is 7,094 shares.


Gary L. Petersen, Age 55, First Became Director in 1987
     *40,590 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Director of the Fund and member of the Executive Committee. Mr. Petersen is the Retired President of Petersen Manufacturing Co. Inc. of DeWitt, Nebraska. Mr. Petersen commenced employment with the Company in February, 1966. He became President in May, 1979, and retired in June, 1986. Petersen Manufacturing Co. Inc. produced a broad line of hand tools for national and worldwide distribution under the brand names Vise-Grip, Unibit, Prosnip, and Punch Puller. During 1998, Mr. Petersen had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance record for the one meeting of the Executive Committee.

     *38,694 and 1,896 shares are held in two separate "Rollover" Individual Retirement Act accounts by the U.S. Bank National Association and National Bank of Commerce as Custodian for Mr. Petersen's beneficial interest. In addition, Mr. Petersen's wife, Allison D. Petersen, holds 1,568 shares in an IRA "Rollover" account at U.S. Bank National Association, and their son, Daniel L. Petersen, also holds 1,262 shares in an IRA "Rollover" account at First Bank National Association. In addition, 16 shares are held in an Educational IRA account for Mr. Petersen's grandson, Wyatt Daniel Petersen. Mr. Petersen is a co-trustee of the Ralph W. Petersen GST Exempt Trust, which holds 4,608 shares. Mr. Petersen's son, Daniel, and his daughter, Megan, each had a beneficial interest of 922 shares of the Fund. The 2,764 balance of these shares is owned for the benefit of Mr. Petersen's three nephews: Cleland Johnson, Kenneth Totman, and Richard Lee Totman. Thus, the total Petersen family ownership is 48,044 shares. Mr. Petersen is an "interested person" member of the Board of Directors, as defined on page 15.


John T. Reed, Age 55, Nominee in 1999
     *29 shares of Corporation owned beneficially, directly or indirectly, or of record on January 25, 1999.

     Nominee for the Board of Directors of the Fund. Mr. Reed is Chairman of McCarthy & Co. of Omaha, Nebraska, and he is a member of the Board of Directors of McCarthy Group, Inc., participating in the management of the Firm's corporate finance and asset management business since February, 1997. Mr. Reed was formerly with Arthur Andersen & Co. for 32 years before retiring in August, 1996. Mr. Reed served as the managing partner of Arthur Andersen & Co.' s Omaha office while also serving as partner in charge of that office's tax and business consulting practices.

     *29 shares are held jointly by Mr. Reed and his wife, Ivel J. Reed.


Roy A. Smith, Age 65, First Became Director in 1976
     *20,403 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Smith was President of H. P. Smith Motors, Inc. for decades until the Company was sold to a new owner in the Third Quarter of 1997. Mr. Smith is currently President of Old Mill Toyota of Omaha, Nebraska, and is a director of the Mid City Bank of Omaha. During 1998, Mr. Smith had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Executive Committee.

     *18,530 shares are held in Mr. Smith's name, and 1,873 shares are held by U.S. Bank National Association as Custodian for a master plan Individual Retirement Act account. Mr. Smith's wife, Macaela J. Smith, holds 802 shares in an Individual Retirement Act account held by U.S. Bank National Association. Homer A. Smith, brother to Roy A. Smith, also owns 13,174 shares jointly with his wife, Kathryn H. Smith. In addition, 7,656 shares are held as Trustee for Mr. Smith's niece and nephew, Courtney Lynn and Gregory Thomas Asplund. Thus, the total Smith family ownership is 42,035 shares. Mr. Smith is an "interested person" member of the Board of Directors, as defined on page 15.


Janice D. Stoney, Age 58, Nominee in 1999
     *1,740 shares of Corporation owned beneficially, directly or indirectly, or of record on January 8, 1999

     Nominee for the Board of Directors of the Fund. Mrs. Stoney retired as Executive Vice President Total Quality System, US WEST Communications in December, 1992. Mrs. Stoney began her career within the telephone industry as a service representative with the Northwestern Bell Telephone Company in August, 1959. She held various positions in operations and labor relations with her employer until she was elected Vice President of Human Relations in 1980 _ - a responsibility she held for three years. Between 1983 and 1985, Mrs. Stoney fulfilled the position of Vice President _ Marketing of Communication Services. She was then advanced to lead Northwestern Bell Telephone Company as Executive Vice President and Chief Operating Officer, 1985 to 1987 and President and Chief Executive Officer for a $2.3 billion in revenue operation spanning a five-state area in the mid-western area for the years 1987 to 1989. Mrs. Stoney's next advancement was to US WEST Communications in Denver, Colorado where she served as President, Consumer Division from 1989 to 1991. During her distinguished business career, Mrs. Stoney has served on the Board of Directors of the Federal Reserve Bank, Tenth District, Omaha Branch, from 1984 to 1988; the Northwestern

Bell Telephone Company, 1985 to 1990; Tennant Company located in Minneapolis, Minnesota from 1986 to 1995; and US WEST Communications Group, Inc., 1989 to 1992. Mrs. Stoney currently serves on the Board of Directors of Guarantee Life Insurance Company of Omaha, Nebraska _ a position she was elected to in 1987. She is also a Director of the Whirlpool Corporation, headquartered in Benton Harbor, Michigan where she has served since 1987. The Premark International Corporation located in Deerfield, Illinois elected her to its Board of Directors in 1989 where she continues to serve.

     *Mrs. Stoney's 1,740 shares are held in an IRA Rollover Account at U.S. Bank National Association. These shares were acquired on January 8, 1999.


L.B. Thomas, Age 62, First Became Director in 1992
     *789 Shares of Corporation owned beneficially, directly or indirectly or of record on December 31, 1998

     Director of the Fund and member of the Executive Committee. Mr. Thomas retired in October, 1996, from ConAgra, Inc. He was Senior Vice President, Risk Officer and Corporate Secretary for ConAgra, Inc., with world-wide operations and the second largest major processor of food products in the United States, headquartered in Omaha, Nebraska. He was also a member of ConAgra's Management Executive Committee. Mr. Thomas joined ConAgra as assistant to the Treasurer in 1960. He was named Assistant Treasurer in 1966; Vice President, Finance in 1969; Vice President, Finance and Treasurer in 1974; added the Corporate Secretary responsibility in 1982; and became Senior Vice President in 1991. Mr. Thomas is a director of Lozier Corp. located in Omaha, Nebraska and the Exchange Bank of Mound City, Missouri. He also is a director of the W. T. Mutual Funds of Wilmington, Delaware. During 1998, Mr. Thomas had a 100% attendance record at five regularly scheduled meetings of the Board of Directors and a 100% attendance record for one meeting of the Executive Committee.

     *789 shares are held in Mr. Thomas' name.


John K. Wilson, Age 44, Nominee in 1999
     *1,672 shares of Corporation owned beneficially, directly or indirectly, or of record on January 25, 1999.

     Nominee for the Board of Directors of the Fund. Mr. Wilson is President of Durham Resources, Inc. and President of Great Plains Energy Corp. Durham Resources, Inc. is a privately held investment company headquartered in Omaha, Nebraska. Great Plains Energy Corp. and its wholly owned subsidiary, Great Plains Natural Gas Co., is a retail distributor of natural gas to 19 communities in western Minnesota. Mr. Wilson commenced his career with Durham Resources in February, 1983. Prior to becoming President in May, 1994, Mr. Wilson served in the position of Secretary-Treasurer and Vice President-Finance. Mr. Wilson currently serves on the Advisory Board _ U.S. Bank National Association, Omaha, Nebraska.

     *The beneficial interests for John K. Wilson are represented in the 1,672 shares are: 41 shares in the John K. Wilson IRA held by U.S. Bank National Association as Custodian; 1,631 shares in a Money Purchase Pension Plan for John
K. Wilson, Hancock and Dana PC as Plan Sponsor. In addition to these shares, Mr. Wilson's wife, Mary Anna, holds 208 shares in an IRA account, U.S. Bank National Association as Custodian. Thus, the total John K. Wilson family ownership in the Fund was 1,880 shares as of January 6, 1999.


Nancy K. Dodge, Age 36, First Became Officer in 1986
     *1,773 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Treasurer of the Fund. Mrs. Dodge has been an employee of Bridges Investment Counsel, Inc. since January, 1980. Her career has progressed through the accounting department of that Firm, to her present position as Vice President of Fund Services. Mrs. Dodge is the person primarily responsible for day to day operations for the Fund, and she is also the key person for handling relations with shareholders, the custodian bank, and the auditor. Mrs. Dodge is an officer and Director of Bridges Investor Services, Inc.

     *1,369 shares represent a beneficial interest in the Profit Sharing Trust, and 411 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust held by the Trustees of these plans. In addition, 15 shares are held in an Educational IRA account for Chase William Dodge, Mrs. Dodge's son. The total ownership for Nancy K. Dodge is 1,795 shares.


Mary Ann Mason, Age 47, First Became Officer in 1987
     *5,299 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Secretary of the Fund. Mrs. Mason has been an employee of Bridges Investment Counsel, Inc. from June, 1981. Her career has been mainly in the staff services area as a secretary. Mrs. Mason is also Corporate Secretary for Bridges Investment Counsel, Inc., Provident Trust Company, Bridges Investor Services, Inc. and a Director of that Company.

     *Mrs. Mason and her husband, Gerald L. Mason, own 1,477 shares jointly. In addition, Mrs. Mason holds 923 shares in a master plan Individual Retirement Act account with U.S. Bank National Association as Custodian. Mrs. Mason has a beneficial interest in 809 shares in the Bridges Investment Counsel, Inc. Profit Sharing Trust and 409 shares in the Bridges Investment Counsel, Inc. Pension

Plan, and 1,684 shares in a 401(k) Plan and Trust. Gerald L. Mason has a master plan Individual Retirement Act account with U.S. Bank National Association as Custodian, which owns 923 shares. In addition, 15 shares are held in an Educational IRA account for Christina Marie Mason, Mrs. Mason's daughter. Thus, the total family ownership for Mary Ann Mason is 6,240 shares.



Kathleen J. Stranik, Age 55, First Became Officer in 1995
     *1,131 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1998

     Assistant Secretary of the Fund. Mrs. Stranik has been an employee of Bridges Investment Counsel, Inc. from January, 1986. Mrs. Stranik has functioned as an executive secretary to both Edson L. Bridges II and Edson L. Bridges III throughout her career with the Firm.

     *Mrs. Stranik holds 60 shares in a master plan Individual Retirement Act account with U.S. Bank National Association as Custodian. Mrs. Stranik has a beneficial interest in 507 shares in the Bridges Investment Counsel, Inc. Profit Sharing Trust, 390 shares in the Bridges Investment Counsel, Inc. Pension Plan, and 174 shares in a 401(k) Plan and Trust. The total ownership for Kathleen J. Stranik is 1,131 shares.

     The officers of the Fund as disclosed herein have been elected by the Board of Directors on April 13, 1998, and their terms of office run from April 13, 1998, to April 13, 1999.

     With respect to shares reported for beneficial interests held in profit sharing, 401(k), and pension trusts of Bridges Investment Counsel, Inc., the shares shown are based upon September 30, 1998, and December 31, 1997, allocations of percentage interests in the retirement plans with appropriate adjustments to reflect changes since that time. However, actual ownership at December 31, 1998, will vary from the reported shares based upon new entrants to the plans, changes in compensation levels for existing participants, and other factors that determine a participant's percentage interest in each of these plans. These determinations may not be finalized before March 15, 1999; thus, the disclosures of beneficial interests in this proxy statement as of December 31, 1998, are the best estimates possible from the available information at this time, except the beneficial interests in the Pension Plan have been determined to be correct for December 31, 1998.

     No shareholder owns of record, or beneficially of record, more than 10% of the outstanding capital stock of the Fund, which totaled 1,413,732 shares as of December 31, 1998.

     The family of Edson L. Bridges II has the following beneficial ownership in shares of the Fund: Edson L. Bridges II, 13,106 shares in his own name; 1,787 shares in the master plan Individual Retirement Act account; 7,666 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust; 3,704 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust; and 764 shares in a SEP IRA account with U.S. Bank National Association as Custodian, for a total of 27,027 shares.
Sally S. Bridges, in her name, owns 3,564 shares, and she also holds 1,349 shares in a master plan Individual Retirement Act account. Mrs. Bridges' beneficial and of record ownership of Fund shares is 4,913 shares.

     Edson L. Bridges III owns 2,211 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust; 1,401 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust; 3,305 shares represent a beneficial interest in the 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc.; and 1,144 shares and 286 shares, respectively, are held in a master plan Individual Retirement Act account for both Edson L. Bridges III and Tracy T. Bridges, his wife. Mr. Bridges is a principal beneficiary of the Edson L. Bridges II Irrevocable Trust, and his one-third interest in the Trust's ownership of the Fund was 782 shares. In addition, each of Mr. Bridges' three children hold an Educational IRA Account with a total number of 44 shares as described earlier on Page 5. These children are Edson L. Bridges IV, Mary Esther Bridges and Taylor Kathryn Bridges. Tracy Bridges further holds 11,179 shares through the First National Bank of Omaha as custodian for Kutak Rock 401(k) Profit Sharing Plan & Trust. The total beneficial ownership of this family component group is 20,349.

     Jennifer B. Hicks, daughter of Edson L. Bridges II, owns 263 shares in a master plan Individual Retirement Act account. In addition, Mrs. Hicks is entitled to 160 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 41 shares are attributed to her through a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust. Mrs. Hicks is a principal beneficiary of the Edson L. Bridges II Irrevocable Trust, and her one-third interest in the Trust's ownership of the Fund was 782 shares. In addition, 15 shares are held in an Educational IRA Account for both Kathryn Elizabeth Hicks and Andrew John Hicks, Mrs. Hicks' children. Thus, Mrs. Hicks has a beneficial interest in 1,276 shares of the Fund.

     Robert W. Bridges, son of Edson L. Bridges II, owns in his Revocable Trust 420 shares, and he has a one-third beneficial interest in the Edson L. Bridges II Irrevocable Trust for 782 shares, 219 shares in a master plan Individual Retirement Act account, 267 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 190 shares are attributed through a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust. In addition, 390 shares represent a beneficial interest in the 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc. In addition, 1,147 shares are held jointly with his wife, Elizabeth Bridges. In addition, 15 shares are held in an Educational IRA Account for both of Mr. Bridges' children,

Hannah Caroline Bridges and Benjamin Hall Bridges. Thus, Robert W. Bridges' beneficial ownership in the Fund totals 3,445 shares.

     The combined beneficial ownership for members of the family of Edson L. Bridges II is 57,010 shares or 4.0% of the total shares outstanding. Marvin W. Bridges, Jr., brother of Edson L. Bridges II, holds 10,026 shares in a trust with Provident Trust Company. Ann B. Bruce, daughter of Marvin W. Bridges, Jr., has a one-half beneficial interest in the Marvin W. Bridges, Jr., Irrevocable Trust, and there are 698 shares attributable to her in that trust. Amy Bridges Lawrence, daughter of Marvin W. Bridges, has a one-half beneficial interest in the Marvin W. Bridges, Jr. Irrevocable Trust, and there are 698 shares attributable to her in that trust. In addition, Mrs. Lawrence holds 283 shares in a separate master plan Individual Retirement Act account at U.S. Bank National Association. The total beneficial ownership for the Marvin W. Bridges, Jr. family is 11,705 shares or 0.8% of the total shares outstanding.

     When the branches of Edson and Marvin are combined, the various members of the Bridges family own beneficially 68,715 shares, which are equal to 4.9% of the total shares outstanding.

     The share ownership disclosures reported herein are as of December 31, 1998. To summarize the foregoing information, the Directors and Officers of the Fund own "beneficially" or "of record" 125,367 shares, and their family members own an additional 109,247 shares for a total ownership of these persons of 234,614 shares, which are equal to 16.6% of the 1,413,732 shares outstanding on December 31, 1998.

     Bridges Investment Counsel, Inc., investment adviser to the Fund, has a Profit Sharing Trust and a Pension Trust for its employees, and both include some persons who are not officers or Directors of the Fund. The National Bank of Commerce, Lincoln, Nebraska, as Trustee of the Profit Sharing Trust, owned 18,037 shares for the benefit of all employees. The National Bank of Commerce owned an additional 13,165 shares as Trustee of the 401(k) Plan and Trust for the employees of Bridges Investment Counsel, Inc. Four employees, acting as Trustees, held 5,849 shares of the Fund on behalf of the Pension Plan participants. The beneficial interests of the officers and employees of Bridges Investment Counsel, Inc. who are also officers and employees of the Fund have been set forth in the foregoing statements of stock ownership. The amounts of shares reported are estimates based upon the relative percentage interest each employee carried in the deferred benefit plan or trust as of September 30, 1998, for the profit sharing trust and December 31, 1997, for the pension trust. The actual percentage position for each employee for the Profit Sharing Trust plan year ending December 31, 1998, may not be determined until March 15, 1999. Percentage interests attributed to each employee vary each year as the number of employees covered by the deferred benefit plan increase or decrease and the sizes of coverage compensation amounts rise at differing rates of gain.

     Edson L. Bridges II acts as a sole trustee for two irrevocable trusts that are registered with the Fund's transfer agent in the name of the grantor or the principal beneficiary of the trust. These trusts have a combined ownership of 1,377 shares of capital stock of the Fund outstanding as of December 31, 1998. Mr. Bridges also serves as a co-trustee of six other trusts with individual trustees and corporate trustees that held 13,222 shares of capital stock of the Fund as of December 31, 1998. These shares are reported in the beneficial ownership interests of each trust, and they are not reflected in the totals for Bridges family interests.

     Edson L. Bridges III is named as co-trustee with Edson L. Bridges II for two trusts with a consolidated total of 3,807 shares of capital stock of the Fund as of December 31, 1998. The capital stock owned is registered with the Fund's transfer agent in the name of the trusts, and these shares are not recorded with the total interests of the Bridges family.

     No direct compensation or other remuneration is paid to the Directors or officers by the Fund. However, the Directors as a group were paid a total of $9,900.00 by Bridges Investment Counsel, Inc. for their attendance at Audit Committee, Executive Committee, and Board of Directors meetings during 1998.

     The following Directors were "interested persons" members of the Board of Directors during 1998: Mr. Frederick N. Backer, Mr. Edson L. Bridges II, Mr. Edson L. Bridges III, Mr. N. Phillips Dodge, Jr., Mr. John W. Estabrook, Mr. Jon
D. Hoffmaster, Mr. Gary L. Petersen, and Mr. Roy A. Smith. An interested person is defined in Section 2(a)(19) of The Investment Company Act of 1940 as amended in 1970. This definition is lengthy; however, for the purpose of this explanation, an interested person shall mean a director or officer of the Fund who has a significant or material business or professional relationship with the Fund's investment adviser, Bridges Investment Counsel, Inc.

     Provident Trust Company of Omaha, Nebraska, had 198 shareholders as of December 31, 1998, no one of whom owned more than 3.7% of the total outstanding voting shares of common stock. Provident Trust Company is managed by personnel of Bridges Investment Counsel, Inc. under a perpetual Management Agreement. At December 31, 1998, Provident Trust Company maintained accounts that held shares of Bridges Investment Fund, Inc. for its customers in the following capacities:
81,123 as sole trustee, 13,222 as co-trustee with an individual, 33,796 as agent, and 110,094 shares as custodian or in safekeeping service. The total shares held by Provident Trust Company in these four capacities is 238,235. The number of shares that will be voted by an officer of Provident Trust Company in its capacity as trustee or co-trustee is 21,717 or 1.5% of the total shares outstanding on December 31, 1998. The records of the transfer agent for the Fund maintain the ownership of the shares in the name of the trust account or the beneficial owner. Ownership interests are reported in this proxy statement in the name of the trust account or the beneficial owners. Provident Trust Company's practice with respect to voting shares of the Fund will be to deliver proxies to the beneficial owners or other representatives for the customer accounts in all situations where such policy is administratively feasible and legally possible. Provident Trust Company has officers who are not employees of Bridges Investment Counsel, Inc. or officers of Bridges Investment Fund, Inc. who may vote proxies for trust customers in those instances where independent point of view and the avoidance of a conflict of interest are important considerations.

     With respect to the disclosures of the trusteeships of Edson L. Bridges II, Edson L. Bridges III, and Provident Trust Company, some of the account ownerships disclosed represent duplicate or triplicate information in order to report the various classifications "of record" ownership. The share ownership interests declared herein on a primary registration basis are the units that are utilized to report percentages for voting purposes.

     3. Approval or Rejection of the Continuance of the Investment Advisory Contract

     On April 17, 1963, the Board of Directors of the Fund approved an investment advisory contract to be entered into between the Fund and Bridges Investment Counsel, Inc., the investment adviser, located at 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska. The management contract continues in effect only so long as such continuance is specifically approved at least annually by the Board of Directors, or by vote of a majority of the outstanding voting securities of the Fund; in either case, the terms of this Agreement and any renewal thereof must have been approved by the vote of a majority of Directors who are not parties to such contract or Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. The contract may be terminated by either party on sixty days' written notice and terminates automatically if assigned. The contract was last submitted to the Fund's shareholders for their approval on February 17, 1998, and the purpose of that submission was to secure a continuation of the employment of Bridges Investment Counsel, Inc. for the period from April 17, 1998, through April 17, 1999.

     The recommendation to continue the contract past April 17, 1999, was first made by the non-interested person members of the Board of Directors at an Executive Meeting called for that purpose on December 1, 1998. This recommendation was then favorably acted upon at the Regular Quarterly
Meeting of the Board of Directors on January 12, 1999, for submission to the shareholders for action on February 16, 1999.

     Under its contract with the Fund, the investment adviser furnishes continuing investment supervision for the Fund and provides office space, facilities, equipment, and personnel for managing the assets of the Fund. In addition, the investment adviser pays all of the expenses of registering the Fund with the Securities and Exchange Commission under The Investment Company

Act of 1940 and the Securities Act of 1933 and has agreed to pay all expenses of maintaining those registrations. Further, under this contract, the investment adviser has agreed to pay all expenses of initially qualifying and maintaining the qualification of shares of the Fund in whole or in part under the Securities Laws of such states as the Fund may from time to time designate.

     For these services, the Fund agrees to pay the investment adviser a quarterly fee of one-eighth (1/8) of one percent (1%) of the average net asset value of the Fund, which approximates 1/2 of 1% on an annual basis, as determined by appraisals made as of the close of each month of the applicable quarter. However, in the contract, the investment adviser has guaranteed the Fund that the Fund's total expenses, exclusive of stamp and other taxes but including fees paid to the investment adviser, shall not in any year exceed in the aggregate a maximum of one and one-half percent (1 1/2%) of the average net asset value of the Fund for such year as determined by appraisals made as of the close of each month thereof. If such expenses exceed the one and one-half per cent (1 1/2%) maximum, the investment adviser has agreed to reimburse the Fund for the amount of the excess.

     The investment adviser's fees for the last three fiscal years were as follows: $135,586.53 in 1996, $170,327.60 in 1997, and $209,938.08 in 1998.
There have been no reimbursed expenses under the 1 1/2% of net assets expense limitation during the last three fiscal years.

     Edson L. Bridges II, Chairman of the Board of the Fund, is also President of Bridges Investment Counsel, Inc., the Firm which is investment adviser to the Fund. The total of 600 shares of capital stock of the investment adviser are owned as follows: Edson L. Bridges II, 525 shares; Sally S. Bridges, wife of Edson L. Bridges II, three shares; Edson L. Bridges III, six shares; and National Bank of Commerce as Trustee for the Bridges Investment Counsel, Inc. Profit Sharing Trust, 66 shares. The officers of Bridges Investment Counsel, Inc. hold a beneficial interest of 84.82% of the 66 shares held in the Profit Sharing Trust, including a 42.50% allocation for Mr. Edson L. Bridges II that translates to a 28.05 share indirect ownership for him. Mr. Edson L. Bridges III holds a 12.26% indirect beneficial interest in the profit sharing trust of Bridges Investment Counsel, Inc., resulting in an attribution of 8.09 shares of ownership in Bridges Investment Counsel, Inc. capital stock. When the 8.09 indirect shares are combined with the six shares owned directly, Mr. Bridges III holds 14.09 shares of Bridges Investment Counsel, Inc. capital stock, for a 2.35% interest in that Firm. Thus, both Mr. Bridges' beneficial interest in the stock ownership of Bridges Investment Counsel, Inc. is 567.14 shares that represent 94.5% of the total 600 shares outstanding when their attributed shares from the Profit Sharing Trust are included with shares owned personally.

     Mr. Edson L. Bridges II, Mrs. Sally S. Bridges, and Mr. Edson L. Bridges III are the three Directors of Bridges Investment Counsel, Inc.

     The foregoing statements of stock ownership are disclosed as of December 31, 1998.

     The investment adviser does not advise any other investment companies.

     In order for the contract to be continued, approval by the holders of the majority of the outstanding shares of the Fund is necessary. If the contract is not adopted by the shareholders, the Board of Directors would take an appropriate alternative action.

     Prior to recommending approval of the investment adviser contract, the members of the Board of Directors reviewed the financial resources of the investment adviser, the investment performance record of the Fund in comparison with funds of similar size and comparable investment objectives, the operating costs relative to other funds, and other factors including the quality of service to shareholders and matters set forth in a special study prepared annually for the Board members by the investment manager. At each Board of Directors meeting, except the December session, the Board reviews each securities transaction undertaken for the Fund's portfolio during the prior three-month period for the cost efficiency of the service provided by the brokerage concerns involved -- all of whom are non-affiliated to the Fund and its investment adviser. The Fund's Board of Directors has not formally reviewed the soft dollar commission arrangements of the investment adviser or the benefits that the investment adviser and its clients may receive from the Fund's portfolio transactions. However, the Board has regularly reviewed the brokerage commissions paid on each portfolio security transaction since 1995, and the actions taken by the management during the prior quarter with respect to portfolio transactions and commission levels have been approved by the Board of Directors.

     During the most recent fiscal year ended December 31, 1998, the Fund paid Bridges Investor Services, Inc. $11,745.08 in fees for dividend disbursement, transfer agency, and certain report filings for deferred employee benefit plans and individual retirement accounts. These services are provided under a separate contract, not subject to a vote by the shareholders of the Corporation, between the Fund and Bridges Investor Services, Inc. -- a company owned by the employees of Bridges Investment Counsel, Inc. The Fund's Board of Directors reviews the appropriateness of the cost to the Fund and to its shareholders, and the Board approves all changes in scheduled charges for compensation under the contract arrangement between the two companies. Bridges Investor Services, Inc. will continue to be a vendor to the Fund for the business activities described in this paragraph.

     Rule 30d-1 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 requires, as of November 23, 1994, that a brief description of each matter voted upon at a meeting of shareholders be made in the Annual Shareholder Report and/or in a semi-annual report following the shareholder meeting. This description shall include the number of votes cast for, against, or withheld as well as the number of abstentions including an apparent tabulation with respect to each matter or nominee for office. Please consult Exhibit 4 in the the Annual Shareholder Report for 1998 that accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement for the matters and the results acted upon at the February 17, 1998, Annual Meeting of Shareholders.

     4.   Ratification or Rejection of Selection of Accountants

     The Investment Company Act of 1940 provides that the accountants of an investment company shall be selected by a majority of the members of the Board of Directors who are not affiliated with the investment adviser of the Fund, that such selection shall be submitted for ratification or rejection at the Annual Meeting of the shareholders, and that the employment of such accountants shall be conditioned upon the right of the Fund, by vote of a majority of its outstanding shares, to terminate such employment.

     Arthur Andersen LLP resigned its relationship as independent certified public accountants for Bridges Investment Fund, Inc. in August, 1998 to avoid a potential conflict of interest that might have arisen after September 1, 1998. Accordingly, a replacement auditor, KPMG Peat Marwick LLP, was selected by the non-affiliated Directors at their regular quarterly meeting on October 13, 1998, and the shareholders were notified of this action through a disclosure in the Shareholder Letter dated October 26, 1998. Through the Proxy solicited for this next Annual Meeting scheduled for February 16, 1999, you will be ratifying the selection of KPMG Peat Marwick LLP as the auditor for the year-end 1998 financial statements for the Fund.

     On January 12, 1999, the non-interested person members of the Board of Directors unanimously recommended the selection of KPMG Peat Marwick LLP as auditors for the Fund for the year ending December 31, 1999, and the Board directed the submission of this recommendation to the shareholders for ratification or registration.

     The Board of Directors of the Fund has an Audit Committee. The Director members of the Audit Committee are: Mr. Backer, Mr. Bridges II, Mr. Estabrook, and Mr. Hoffmaster. A representative of KPMG Peat Marwick LLP will be in attendance at the Annual Meeting of Shareholders on February 16, 1999.


     5.   Other Matters Which May Come Before the Meeting


     It is not anticipated that any action will be asked of the shareholders other than the ones previously indicated, but if other matters are properly brought before the Meeting, it is intended that the persons named in the Proxy will vote in accordance with their best judgment.

     Supplementary Comments and Information

     Special matters deserving emphasis are set forth under appropriate headings in the text below:

     Cumulative Voting of Directors

     Attention is drawn to the third paragraph on page 2 of this Proxy Statement which describes the option a shareholder has to cumulate votes for the election of directors. The Board of Directors does not solicit cumulative voting with this Proxy Statement.

     Disclosure of Election Results

     In the event any nominee for election to the Board of Directors receives at the forthcoming election of Board members a total of negative votes which would equal five percent or more of the total shares voted, a post-meeting disclosure of the name(s) of the nominee(s) shall be made thereof indicating a list of all directors by name, the number of shares voted for and against, and the total number of shares voted at the meeting for directors. Such report will be made in the next quarterly shareholder letter following the shareholder meeting at which a vote is taken. This information will be provided in addition to the results to be disclosed under Rule 30d-1 under the Investment Company Act of 1940.

     Limitation of Exemption from the Proxy Rules for Certain Non-Issuer Solicitations

     The "issuer" is the Fund. The Board of Directors of the Fund is not aware of solicitations for Proxies by persons other than the Board of Directors. In the event non-issuer solicitations for Proxies do occur, any false and misleading statements contained therein will be the responsibility of the solicitors that have made such filing. Such a filing of non-issuer solicitation material with the Securities and Exchange Commission does not mean that a finding by the Commission has been that the solicitation material is accurate or complete.

     Deadline for Proposals for Next Annual Meeting

     Shareholders who wish to have a proposal included in the business agenda for the next Annual Meeting of Shareholders to be held February 15, 2000, must have their proposal filed at the office of the Fund by November 18, 1999, which date is estimated to be within the 90 days prior to the printing and mailing of the Proxy Statement to shareholders eligible to vote at that meeting.

     Board of Directors Meetings

     The By-Laws of the Fund provide for an eleven member Board of Directors. The Board of Directors currently has eleven members. The Board meets five times per year. The scheduled dates for 1999 are January 12, April 13, July 13, October 12, and December 7. Board meetings are normally held at 4:00 p.m. at the offices of the Fund, with the exception of the December meeting, which will begin at 5:40 p.m. The Board addresses all policy matters in relation to the operation of the Fund, and it reviews and acts upon subjects involving Federal and State law and regulation governing the Fund.

     Vacancies on the Board of Directors

     There are no vacancies on the Board of Directors at this time.

     Attendance

     Attendance at Board and Committee meetings was disclosed earlier for each Director in the text describing their personal background and stock ownership.

     Relationships

     The relationships between Directors or nominees for the Board of Directors have been fully disclosed with respect to employment, family relationships, control persons, and certain economic relationships in the main text of the Proxy.

     Associations

     There is no nominee or Director who is a member or employee or associated with a law firm which the Fund has used during the last two fiscal years or proposes to retain in the current year.

     There is one nominee and no Director who is a partner, officer, or director of any investment banking firm. However, there has never been any business relationship between any investment banking firm and Bridges Investment Counsel, Inc. and/or Bridges Investment Fund, Inc. and no business relationship is anticipated in the future.

     Committees

     The Fund has an Executive Committee and an Audit Committee. The Director members on each committee have been previously identified. The Executive Committee reviews investment policies for the Fund, and members of this Committee take action on any matters which the Board should review at its next meeting for appropriate action. The Audit Committee establishes the scope of review for the annual audit by KPMG Peat Marwick LLP, and its members work with representatives of KPMG Peat Marwick LLP to establish such guidelines and tests for the audit which are deemed appropriate and necessary.


     Disagreements

     No Director has requested that a description be made of any disagreement he has with the management of the Fund with respect to operations, policies, or practices of the Fund, nor has any Director declined to stand for reelection because of any such disagreement.

     Contests

     There have been no costs or terms of settlement of proxy contests for election to the Board of Directors.

     Professional Appointments and Fees

     With respect to the retention of Arthur Andersen LLP in 1998 and KPMG Peat Marwick LLP in 1999 as certified public accountants for the Fund, the Fund receives audit-related and tax preparation services.

     The Fund paid Arthur Andersen LLP $10,900 during 1998. The breakdown of this fee was as follows:

                                                                      % of
                                                       Amount         Total

              Audit related Services                   $10,115          92.8
              Preparation of Tax Returns                   785           7.2

              Total Fee                                $10,900         100.0


     There were no fees paid to KPMG Peat Marwick LLP during 1998.


     The appointment of KPMG Peat Marwick LLP as certified public accountants for the Fund is reviewed by the Audit Committee pursuant to an annual written proposal for engagement by KPMG Peat Marwick LLP; the Audit Committee then recommends to the Board of Directors which in turn has recommended the appointment to the shareholders. KPMG Peat Marwick LLP has agreed to provide services in 1999 for $10,500.

     Legal fees and services performed on behalf of the Fund have been paid by the investment adviser in accordance with the terms of the agreement between the Fund and the investment adviser.

     The appointment of attorneys for the Fund is a matter that is reviewed annually by the Board of Directors at its January meeting.

     ALL SHAREHOLDERS ARE REQUESTED TO SIGN AND MAIL PROXIES PROMPTLY.

     Your attendance at the Annual Meeting is desired whether your holdings are large or small. We encourage shareholders to take an active interest in the Fund, and we would appreciate a phone call or letter to indicate that you expect to be in attendance on February 16, 1999.

     By Order of the Board of Directors.


                                                  Mary Ann Mason
                                                  Secretary